Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548


                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - July 2005
                                -----------


                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (23,492.224 units) at June 30, 2005              $ 38,585,127
Additions of 82.679 units on July 31, 2005                            137,384
Redemptions of (94.768) units on July 31, 2005                       (157,471)
Offering Costs                                                        (29,436)
Net Income (Loss) - July 2005                                         480,174
                                                                 ------------

Net Asset Value (23,480.135 units) at July 31, 2005              $ 39,015,778
                                                                 ============

Net Asset Value per Unit at July 31, 2005                        $   1,661.65
                                                                 ============


                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $   458,015
    Change in unrealized                                             (239,812)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              365,632
  Interest income                                                      92,667
                                                                 ------------

                                                                      676,502
                                                                 ------------

Expenses:
  Brokerage fee                                                       101,905
  Performance fee                                                      89,552
  Operating expenses                                                    4,871
                                                                 ------------

                                                                      196,328
                                                                 ------------

Net Income (Loss) - July 2005                                    $    480,174
                                                                 ============


                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on July 31, 2005                        $   1,661.65

Net Asset Value per Unit on June 30, 2005                        $   1,642.46

Unit Value Monthly Gain (Loss) %                                        1.17%

Fund 2005 calendar YTD Gain (Loss) %                                   10.67%

To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                      /s/ Theresa D. Becks
                                      -----------------------------------------
                                      Theresa D. Becks, Chief Financial Officer
                                      Campbell & Company, Inc.
                                      Managing Owner
                                      Campbell Alternative Asset Trust

                                      Prepared without audit


Dear Investor,

The value of diversification...

We are pleased to report our fourth consecutive monthly gain in July. Markets were rattled following the Chinese currency revaluation, but much of the initial decline in the US dollar was recovered the following day.

Equity markets ended the month broadly higher and were our most profitable sector while the Interest Rates sector traded lower and generated our largest losses. Energy markets traded lower early in the month, but ended near all-time highs and at a profit for our long positions.

We often reflect on the importance of a disciplined, systematic approach in delivering consistent returns over time, but one element which is often undervalued is the power of true diversification. Maintaining maximum portfolio diversification through disciplined rebalancing avoids over-committing in sectors that are "hot" or conversely, avoiding sectors that are "cold". July returns demonstrate the virtue of this approach as some of our best performing sectors year-to-date posted losses, while the most difficult sector so far this year (Equities) delivered the best return this month.

Sincerely,
Bruce Cleland
President & CEO